Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
                  951-271-4232
                  shareholderinfo@vineyardbank.com

Vineyard National Bancorp
Provides Information on Construction Lending Operations and Asset Quality Trends;
Schedules Earnings Release and Conference Call

Corona, California (July 12, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), today provided a further update on its lending operations that include construction and land development loans.  The company also announced that it will broadcast its second quarter 2007 earnings conference call on Wednesday, July 18, 2007.

A press release outlining the second quarter 2007 financial results will be distributed at 5:30 a.m. PDT on July 18, 2007. The conference call will begin at 10:30 a.m. PDT on July 18, 2007, and will last approximately thirty minutes. There will be a question-and-answer session following the presentation.  Conference call details will be forthcoming.

A significant component to the company’s lending operations involve the extension of credit for the purpose of financing the construction of luxury homes, tract homes, and commercial building projects. The company also extends credit to finance the acquisition of land for the further purpose of construction financing of these three types of specialty lending. In previous disclosures, the company provided detailed information as to the composition of each sub-portfolio as of the period ending March 31, 2007.

For the period ending June 30, 2007, the company will report that non-accruing and non-performing loans were approximately $12.2 million, of which $8.9 million is related to one luxury project and one tract project and the remaining $3.3 million is related to other SBA, consumer and commercial business loans. The company believes that it is adequately secured in each situation.

Further, the company’s provision for loan losses for the quarter ended June 30, 2007 will be less than the amount recorded for the quarter ended March 31, 2007.  The company’s allowance for loan losses will be consistent with previous levels, as a percentage of the outstanding portfolio balances, given management’s evaluation and analysis of portfolio credit quality and prevailing economic conditions.

The company previously reported the foreclosure of a single non-performing SFR tract development loan in the amount of $11.7 million, comprised of one hundred residential lots in a planned development project within the Temecula Valley region of southern California. The company is actively pursuing the disposition of this foreclosed asset.

Further information on Vineyard’s loan portfolio may be found in the company’s Form 10-K and 10-Q filed on March 7, 2007 and May 7, 2007 respectively, which may be found on the company’s Investor Relations website at www.vnbcstock.com under SEC filings.

“A recent press release related to one of our regional competitors highlighted certain difficulties stemming from a line of business that Vineyard does not participate in or make available to its clients. This announcement has negatively impacted our valuation. Because of general concerns related to housing construction, and land acquisition and development lending, we felt it was important to again address Vineyard’s lending operations,” said Norman Morales, president and chief executive officer. “We will continue to provide relevant disclosure regarding our operations as often as needed.”

The company is a $2.4 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five corporate production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.